Exhibit 10.1

AMENDED AND RESTATED

LICENSE AGREEMENT

THIS Amended and Restated License Agreement, (hereinafter “Agreement”), dated July 16, 2019 (the, “Effective Date”) is between Taronis Technologies, Inc., a Delaware Corporation, f/k/a MagneGas Applied Technology Solutions, Inc. and f/k/a MagneGas Corporation, and MAGNEGAS IP, LLC, a Delaware limited liability company (collectively, “Company”); and Taronis Fuels, Inc., a Delaware Corporation (“Licensee”).

RECITALS

WHEREAS, on July 16, 2019, the Company and the Licensee entered into that certain Distribution and License Agreement (“Original Agreement”);

WHEREAS, the Company and the Licensee have agreed to amend and restate the Original Agreement as set forth in this Agreement;

WHEREAS, the Company and the Licensee acknowledge and confirm that all payments which have been received, earned, are due, or pending under the Original Agreement shall be merged into this Agreement;

WHEREAS, Company owns all right, title and interest in the Licensed IP (defined below); and

WHEREAS, Licensee is and desires to continue to be the exclusive worldwide manufacturer and distributor of certain Products using the Licensed IP, and Company desires to grant to Licensee a license to the Licensed IP, as set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.	Definitions.

1.1.	“Affiliate” means, with respect to the parties, any Third-Party that now or hereafter directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such party, or entity, but only for so long as and during the period that such Control exists.

1.2.	“Confidential Information” means any nonpublic business or technical information of each party regardless of whether such information is marked or identified as confidential, including, without limitation, Licensed IP, Documentation, any trade secrets and unpublished patents provided by either party, excluding any information that (a) is in or enters the public domain without breach of this Agreement through no fault of the receiving party, (b) the receiving party was demonstrably in possession of prior to first receiving it from the disclosing party, or (c) the receiving party receives from a Third-Party without restriction on disclosure and without breach of a nondisclosure obligation.

1.3.	“Change of Control” means (a) any merger, reorganization or consolidation of a party into or with another Person in which the owners of the party immediately prior to such merger, reorganization or consolidation own less than fifty percent (50%) of the surviving entity immediately after such merger, reorganization or consolidation; (b) any sale, transfer or other disposition of all or substantially all of the assets of the party; or (c) the effectuation by the party of a transaction or series of related transactions in which more than thirty percent (30%) of the voting power of the party is transferred.

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1.4.	“Control” means: (a) ownership of more than fifty percent (50%) of the outstanding stock or securities entitled to vote for the election of directors or similar managing authority of the subject entity; (b) ownership of more than fifty percent (50%) of the ownership interest that represents the right to make decisions for the subject entity; (c) any other ability to elect more than fifty percent (50%) of the board of directors or similar managing authority of the subject entity, whether by contract or otherwise; or (d) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the subject entity whether through the ownership of voting securities, though other voting rights, by contract or otherwise.
1.5.	“Documentation” means all documentation or other materials (including manuals, instructions, training materials, specifications, flow charts, logic diagrams, developer notes, and other support materials) relating to the design, operation and functionality of the Software.

1.6.	“Know-How” means technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, data, manufacturing data, formulation or production technology, conceptions, ideas, processes, methods, materials, formulae, enhancements, modifications, technological developments, techniques, systems, tools, designs, and other knowledge, information, skills, and materials owned or licensed by Company which Company provides to Licensee under this Agreement.

1.7.	“Licensed IP” means the Patents, Trademarks, Know-How, and Software, and, subject to the terms and conditions of this Agreement, any Licensee Inventions to any of the foregoing.

1.8.	“Net Product Sales” means all cash and non-cash consideration (including, securities, discounts or credits provided to Licensee) obtained from the Sale, use or other exploitation of any Products by Licensee or its Affiliates (including any payment or other consideration received by Licensee or any of its Affiliates directly or indirectly from any end user for any use or other exploitation of any Product) less the following items directly attributable to the Sale of any such Product that are both itemized on a customer invoice and actually paid by Licensee or its Affiliate to a Third-Party: (a) sales, value added, use or other taxes or government charges actually paid, excluding income taxes; (b) import or export duties actually paid; (c) freight, transport, packing or transit insurance charges actually paid; or (d) other amounts actually refunded, allowed or credited due to rejections or returns, but not exceeding the original invoiced amount. Where a Product is not Sold, but is otherwise disposed of (such as given away for free for promotional purposes) or is sold in connection with another items or services, the “Net Product Sales” of such Product for the purposes of computing Royalties will be the net selling price at which a Product of similar kind and quality are currently being offered for sale by Licensee or any of its Affiliates (whichever is greater). For clarity, dispositions between or among Licensee and any of its Affiliates will not be deemed a Sale (except where such Affiliate is an end user of such goods or services), but Net Product Sales will include subsequent final sales to Third Parties by Licensee or its Affiliates.

1.9.	“Other Product” means any product (including, any device, good, or gas) or service that uses plasma arc technology for fuel generation (but excluding any product or service pertaining to water treatment or treated water), that: (a) uses or is made using the Know-How, (b) constitutes, contains, uses or pertains to any of the Software, or (c) is branded under or bearing any of the Trademarks.

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1.10.	“Third Party” means any Person other than Company or Licensee that is not an Affiliate of Company or Licensee.

1.11.	“Trademark(s)” means any registered trademark or trademark application listed in Schedule A or otherwise approved (in writing) by Company for use under this Agreement.

1.12.	“Patent(s)” means any registered patent or patent application listed in Schedule B; any patent or patent application pertaining to any Licensee Inventions; and, any continuation, continuation-in-part, divisional, reissue, renewal, or extension of any of the foregoing applications or registrations.

1.13.	“Patented Product” means any product (including, any device, good, or gas) or service which on a country-by-country basis, the making, using, selling, offering for sale, importing or exporting thereof in the country in question would (without the licenses granted hereunder) infringe directly, indirectly by inducement of infringement, or indirectly by contributory infringement, at least one pending Valid Claim (were it to have issued) or issued Valid Claim in that country, but excluding any product or service pertaining to water treatment or treated water.

1.14.	“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, business, association or other entity.

1.15.	“Product” means collectively the Patented Products and the Other Products.

1.16.	“Royalty(ies)” means collectively the Patent Royalties and the Other Royalties.

1.17.	“Sell”, “Sale” or “Sold” means any sale, transfer or other disposition of goods or services for which consideration is received by Licensee.

1.18.	“Software” means the object code (executable) and Source Code versions of the software products owned or licensed by Company which Company provides to Licensee under this Agreement.

1.19.	“Source Code” means the human readable version of a software program that requires compilation or other manipulation before it can be executed by a computer.

1.20.	“Third-Party(ies)” means any individual or entity that is not a party to this Agreement.

1.21.	“Valid Claim” means (a) a claim of an issued and unexpired Patent that has not been abandoned, revoked, or held unenforceable or invalid in a decision from which an appeal cannot be taken, or (b) a claim in any pending application for a Patent.

2.	License Grants. Subject to Licensee’s continuing compliance with the terms of this Agreement, Company hereby grants to Licensee the below licenses.

2.1.	Trademark License. A royalty-bearing, exclusive (solely with respect to the Patented Products) and non-exclusive (with respect to Other Products or any other goods or services), world-wide, non-transferable (except as set forth in Section 19) and non-sublicensable (except as set forth in Section 3) license to use, copy, distribute, perform and display the Trademarks in conjunction with the Products and services pertaining thereto.

2.2.	Patent License. A royalty-bearing, exclusive, non-transferable (except as set forth in Section 19) and non-sublicensable (except as set forth in Section 3) license under the Patents to make, use, Sell, offer for Sale, import, export and otherwise commercialize the Patented Products.

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2.3.	Know-How License. A royalty-bearing, non-exclusive, non-transferrable (except as set forth in Section 19) and non-sublicensable (except as set forth in Section 3) license to use the Know-How to make, use, Sell, offer for Sale, import, export and otherwise commercialize the Products.

2.4.	Software License. A worldwide, royalty-bearing, non-exclusive, non-transferable (except as set forth in Section 19) license to (a) modify, and make derivative works of the Source Code and Documentation, and (b) compile, distribute (pursuant to a sublicense agreement that is in a form that is acceptable to Company) the Software in executable object code form, solely incorporated in or bundled with the Products. Except as set forth in Section 3, no other right to sublicense is granted.

3.	Prohibition of Sublicensing. Licensee may sublicense the Trademarks, Know-How, Software or the Patents only with express prior written consent of Company.

4.	Ownership of Licensed IP; Quality Control; Marking; Licensee Improvements.

4.1.	As between Company and Licensee, Company is the owner of the Licensed IP, all applications and registrations therefor, all associated common law rights, and all associated goodwill. Licensee’s use of the Trademarks inures to the benefit of Company. Licensee will not acquire or claim any title to the Licensed IP adverse to Company by the license granted herein, or through Licensee’s use of the Licensed IP. Licensee will, at Company’s cost, promptly sign all lawful documents, make lawful declarations and/or provide affidavits, reasonably requested by Company, in connection with the protection (including the application or maintenance of Company’s trademarks), enforcement or defense of the Licensed IP. Licensee will not perform, do, or cause any act to be done, or fail to take any action that was previously taken by Company, which would materially injure or impair Company’s rights, title, interest, and/or ownership in and to any Trademark (including any applications for registration and/or registrations therefore) and all goodwill therein. Licensee will not attempt to register any of the Licensed IP or any Licensee Invention, or any marks or names confusingly similar to any Trademarks.

4.2.	Licensee will use the Trademarks in conjunction with the Products under the quality standards and business practices that Company will from time to time establish and promulgate. Company maintains the right, at any reasonable time, and without prior notice, to inspect Licensee’s use of the Trademarks in conjunction with any of its products or services for the purpose of insuring that the quality of such products and services meets or exceeds Company’s then current standards.

4.3.	Licensee will use reasonable efforts to mark all Patented Products in accordance with 35 USC 287(a) as follows: “U.S. Pat. No. [Patent number(s) from Schedule B] and all materials bearing the Trademarks with appropriate legend (TM or ®, and such other legend as required by Company from time to time).

4.4.	Licensee hereby assigns to Company all right, title and interest in and to any improvement, derivative work, enhancement, or modification of any of the Licensed IP or any other works (including work of authorship) or materials used in connection with the Licensed IP or any advertising or marketing materials therefore (including all intellectual property rights thereto and all enforcement rights and remedies for past, present, and future infringement thereof) made by or on behalf of Licensee, or its employees and members (“Licensee Invention”). Licensee irrevocably waives (and to the extent necessary, has caused its employees, contractors and others to waive) any intellectual property or other rights therein, including moral rights, that cannot (as a matter of law) be assigned to Company. If Licensee believes that it has created a Licensee Invention, Licensee will promptly notify Company of such. At the request of Company and at no additional charge, Licensee will (and to the extent necessary, will cause its employees, contractors and others to) promptly execute and deliver all documents required to evidence, perfect, obtain, protect, defend, convey and enforce the rights of Company in the Licensee Inventions, as may be necessary or desirable for effecting and perfecting the foregoing rights.

4.5.	Company is solely responsible for managing and paying all fees and costs associated with maintaining registration of the Trademarks and the Patents. Company is not required to prosecute or maintain any of the Patents or Trademarks.

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5.	New Intellectual Property.

5.1.	Licensing New Trademarks to Licensee. Company may seek to use and/or register additional trademarks. If the additional trademarks are related to the Products, Company may, in its sole discretion, add the additional trademarks to Schedule A, upon written notice to Licensee. Licensee will cooperate with Company to facilitate registration of additional trademarks, including helping Company to provide proof of use to the relevant trademark office and executing any documents reasonably necessary for the procurement of registrations. Such additional trademarks will be licensed on the same terms and the conditions as the license set forth in Section 2.1.

5.2.	Licensing New Patents to Licensee. Company may file additional patent applications and be awarded additional patents. If the additional patents/applications pertain to the Patented Product, Company may, in its sole discretion, add the additional patents/applications to Schedule B, upon written notice to Licensee. Such additional patents will be licensed on the same terms and the conditions as the license set forth in Section 2.2.

6.	Third Party Infringement.

6.1.	Licensee will provide Company with written notice promptly after becoming aware of any infringement or suspected infringement of any Licensed IP. Company may, in its sole discretion, choose to enforce the Licensed IP against such infringing Third-Party (including the right to seek past damages and injunctive relief) by filing suit in its own name. Licensee will not enforce the Licensed IP against any Third-Party. Licensee will use commercially reasonable efforts to provide items and cooperation reasonably requested by Company in connection with any such suit and Company shall promptly reimburse Licensee for any out-of-pocket costs and expenses it incurs in connection therewith.

6.2.	To the extent any information or documentation exchanged by the Parties with respect to the enforcement or prosecution of Licensed IP is privileged or work product information, the parties acknowledge such information may be protected from disclosure to any Person by the joint defense privilege, the common interest doctrine, the attorney-client privilege, the work product doctrine or other applicable privilege, right, immunity, doctrine or protection from disclosure (collectively, “Common Interest Information”). The sharing and exchange of any such Common Interest Information between or among the parties and/or their respective counsel pursuant to the terms of this Agreement will not constitute a waiver of any such privilege, immunity, doctrine or protection attaching thereto, and to the contrary all such privileges, immunities, doctrines and protections will be preserved, maintained and invoked to the fullest possible extent.

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7.	Royalty Payments. Within thirty (30) days following the end of each calendar quarter after the date of this Agreement (“Reporting Period”), Licensee will deliver to Company a report describing all Product Sales by Licensee in such calendar quarter, and such report will be furnished to Company whether or not any royalties are payable with respect to the relevant calendar quarter. Concurrent with the delivery of the Sales report, Licensee will remit payment to Company for any Patent Royalties and Other Royalties due for such calendar quarter as described below. All Royalties will be made in U.S. dollars and wired or deposited electronically to an account specified in writing by Company.

7.1.	Patent Royalty. Licensee will pay Company a royalty of one-half percent (0.5%) of any Net Product Sales from the Sale, use, or other exploitation of any Patented Products (“Patent Royalty(ies)”).

7.2.	Other Royalty. Licensee will pay Company a royalty of six and a half percent (6.5%) of any Net Product Sales from the Sale, use, or other exploitation, by Licensee or any of its Affiliates, of (a) Other Products, (b) any services sold in connection with or that pertain to any Other Products, or (c) any services (i) sold or marketed directly or indirectly under any of the Trademarks, (ii) that are made with or use any of the Know-How, or (iii) constitute, contain, use or pertain to any Software, in each case (i) through (iii), that are sold in connection with or that pertain to any Patented Product (collectively, “Other Royalty(ies)”).

7.3.	For the avoidance of doubt, if a Product is both a Patented Product and an Other Product each of the Patent Royalty and Other Royalty apply to such Product.

8.	Reports and Audits.

8.1.	Sales Reports. Contemporaneously with the payments made pursuant to Section 7, Licensee will deliver to Company a true and accurate report, certified by an officer of Licensee, giving such particulars of the business conducted by Licensee and its Affiliates (including copies of reports provided by Affiliates to Licensee) during the applicable Reporting Period under this Agreement as necessary for Company to account for Licensee’s payments, including Royalties, hereunder, even if no payments are due. Receipt or acceptance by Company of any report or of any sums paid by Licensee, will not preclude Company from questioning or auditing the completeness or accuracy of such statement or payment at any time. Licensee will include the following information in the report:

8.1.1.	The period covered by the report;

8.1.2.	The name of any Affiliates whose activities are also covered by the report;

8.1.3.	Identification of each type of good or service for which any Royalty payments have become payable;

8.1.4.	Sales segregated on a product-by-product, and a country-by-country basis, or an affirmative statement that no Sales were made.

8.1.5.	Any changes in accounting methodologies used to account for and calculate the items included in the report since the previous report.

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8.2.	Records. Licensee will keep, and will cause its Affiliates to keep, complete and accurate records of their Sales and other information reasonably requested by Company in sufficient detail to enable the payments made under this Agreement to be determined and audited for a period of seven (7) years after the applicable Reporting Period. Licensee will timely provide to Company any tax information and documents (such as form 1099) as required by law or reasonably requested by Company from time to time.

8.3.	Audit Rights. Licensee will make its (and its applicable Affiliates’) internal control report, and all other documents, reports and the books of account available to Company with respect to the production and Sales of Products for inspection, copying and audit by Company, its agents and representatives, during normal business hours, upon not less than five (5) business days advance notice, which will be made by Company at its own expense, except as provided below. Licensee will make available qualified employees and agents to promptly answer questions pertaining to such audit. If any amounts owed to Company have been underpaid, then Licensee will immediately pay Company the amount of such underpayment. If an audit reveals that Licensee’s reporting and/or record keeping are not in accordance with the requirements under this Agreement, or that there is an error in the payment of any Royalties with respect to the period being audited in excess of the lesser of ten thousand dollars ($10,000) or five percent (5%) of the Royalties, then without prejudice to any other amounts due to Company or to any of its rights hereunder, all costs and expenses incurred by Company in connection with such inspection and audit will be borne and promptly paid by Licensee.

9.	Term and Termination. This Agreement will be in effect from the Effective Date and will remain in force with respect to Licensed IP hereunder, until the rights under the applicable Licensed IP terminate, or unless terminated earlier as set forth herein:

9.1.	This Agreement may be terminated by Company:

9.1.1.	Upon written notice, if Licensee fails to make a Royalty payment when due and Licensee does not cure the failure to pay within fifteen (15) days of notice from Company of such failure;

9.1.2.	Upon written notice, if Licensee ceases the Sale or production of any Patented Products for a period of three (3) or more months;

9.1.3.	Upon written notice, if the aggregate Royalties paid by Licensee to Company for any calendar year are fifty percent (50%) or less than the largest amount of aggregate Royalties paid by Licensee in any calendar year; or

9.1.4.	In accordance with Section 19.

9.2.	This Agreement may be terminated by a party if the other party defaults in the performance of any of its obligations under this Agreement and such default continues for a period of thirty (30) days after the non-breaching party has provided written notice thereof.

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10.	Confidential Information. The party receiving Confidential Information (the “Recipient”) from the other Party (the “Discloser”) will maintain the Confidential Information in confidence using no less than reasonable care. The Recipient will use the Confidential Information only during the term of the Agreement and as solely expressly permitted herein, and will disclose such Confidential Information only to Third-Parties with a need to know in connection with the exercise of rights and obligations under this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such Third-Parties). The Recipient’s duty to maintain the Confidential Information in confidence will survive for a period of three (3) years following the earlier of the termination of the Agreement, except with respect to any Confidential Information that is a trade secret for which the Recipient’s duty to hold such trade secrets in confidence will survive the termination of this Agreement and remain in effect until the Confidential Information no longer qualifies as a trade secret. In the event the Recipient is legally compelled by any Third-Party, through deposition questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes, to make any disclosure of Confidential Information, the Recipient will advise the Discloser (unless prevented from doing so by law) and will: (a) inform such Third-Party to whom the disclosure will be made that such Third-Party must keep the Confidential Information strictly confidential; and (b) use reasonable efforts to take steps to ensure that any such disclosure of Confidential Information is kept confidential pursuant to an appropriate protective order or otherwise.

11.	Mutual Warranties. Each party represents and warrants that: (a) it is a duly organized and validly existing company; (b) it has the full authority to enter into this Agreement; and (c) the Person signing this Agreement on behalf of such party has the full right, power and authority to sign this Agreement and to bind such party to its respective obligations under this Agreement.

12.	Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 11, COMPANY DOES NOT MAKE ANY (AND HEREBY EXPRESSLY DISCLAIMS) ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING IN CONNECTION WITH THIS AGREEMENT, THE PRODUCTS, AND THE LICENSED IP, INCLUDING ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, COMPANY MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE VALIDITY, ENFORCEABILITY, OR SCOPE OF THE PATENTS OR TRADEMARKS, OR WHETHER THERE ARE ANY PATENTS OR OTHER RIGHTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS THAT MIGHT BE REQUIRED FOR THE PRODUCTS.

13.	Indemnification. Licensee will indemnify, hold harmless, and defend Company and its Affiliates and their respective officers, directors, employees, agents and contractors (the “Company Indemnified Parties”) against any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders, and liabilities of whatever kind or nature at law arising out of, occurring or asserted against any of the Company Indemnified Parties arising out of: (a) any breach or alleged breach by Licensee of any representation, warranty or covenant made, or obligation assumed, by Licensee pursuant to this Agreement; (b) any unauthorized exercise of rights by Licensee under the Licensed IP; (c) Licensee’s non-compliance with any applicable federal, state or local laws or with any applicable regulations; (d) any injury or death of persons, damage to property, or any other damage or loss arising out of or in connection with the Products or the exercise or practice of rights (granted by Company under this Agreement) by Licensee or any Affiliate; (e) the Products or any other goods or services sold under the licenses granted under this Agreement, including, the design, manufacture, distribution, marketing, or Sale thereof, including any alleged defects, imperfection, and/or inherent dangers (whether obvious or hidden) in the Products or such other goods and services, or the use thereof, any product liability issues or claims, the packaging or labeling of any Product or such other goods or services, the failure of a Product to confirm to its published specifications or promotional or other informational materials, or a failure to warn; or (f) any willful misconduct or negligent conduct of Licensee.

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14.	Limitation of Liability. TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT FOR A BREACH OF SECTION 10, LICENSEE’S OBLIGATIONS UNDER SECTION 4 OR 13 OR THE UNAUTHORIZED USE OF THE OTHER PARTY’S INTELLECTUAL PROPERTY, REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE OR OTHERWISE, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD-PARTY FOR ANY LOST PROFITS, INTERRUPTION OF BUSINESS, OR OTHER SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES AND WHETHER OR NOT SUCH LOSS OR DAMAGES ARE FORESEEABLE.

15.	Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein, and supersedes all prior and contemporaneous agreements, proposals, negotiations, conversations, discussions and understandings, written or oral, with respect to such subject matter and all past dealing or industry custom, including that certain Original Agreement. No modification, addition or deletion, or waiver of any rights under this Agreement is binding on a party unless made in writing and signed by a duly authorized representative of each party. No failure or delay (in whole or in part) on the part of a party to exercise any right or remedy hereunder will operate as a waiver thereof or effect any other right or remedy.

16.	Independent Contractors. Neither party is an agent, franchisor, franchise, employee, representative, owner or partner of the other party, and the relationship between the Parties will only be that of independent contractors. Neither party has any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

17.	Governing Law. This Agreement is interpreted and governed by the laws of Delaware, and the United States of America, as appropriate.

18.	Notices. All notices relating to this Agreement must be in writing, and are deemed given when personally delivered, or upon delivery when sent by a method that permits tracking and signature confirmation (e.g., FedEx), or when emailed and confirmation provided by return email. Notices are to be addressed as follows (except that either party may change its address for notices by giving notice to the other party in the manner set forth in this Section 18):

Company
TARONIS TECHNOLOGIES, INC.,
Attention: Chief Executive Officer
Address: 300 W. Clarendon Avenue #230,
Phoenix, Arizona 85013
Licensee
TARONIS FUELS, INC.
Attention: General Counsel
Address: 24980 N. 83rd Avenue, Ste. 100,
Phoenix, Arizona 85383

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19.	Assignment. This Agreement and all of Licensee’s rights and licenses hereunder will automatically terminate upon the occurrence of any Change of Control of Licensee or Licensee’s assignment, transfer or delegation of this Agreement or any right, license or obligation under this Agreement to a Person, directly or indirectly, including by operation of law or through bankruptcy, merger, acquisition, contract, sale or transfer of all, substantially all or any part of the business or assets of Licensee, unless, prior to the occurrence of such Change of Control or assignment, delegation or transfer, Licensee obtains Company’s written consent, which Company may withhold in Company’s sole discretion. Company may undergo a Change of Control or assign, transfer or delegate this Agreement or any right, license or obligation hereunder in its sole discretion.

20.	Survival. Sections 1, 4.1, 4.4, 6.2, 7 (only with respect to amounts accruing prior to expiration or termination), 8, 10, 12 through 22 survive the expiration or termination of this Agreement.

21.	Severability. Each provision contained in this Agreement constitutes a separate and distinct provision severable from all other provisions. If any provision (or any part thereof) is unenforceable under or prohibited by any present or future law, then such provision (or part thereof) will be amended, and is hereby amended, so as to be in compliance with such law, while preserving to the maximum extent possible the intent of the original provision. Any provision (or part thereof) that cannot be so amended will be severed from this Agreement; and, all the remaining provisions of this Agreement will remain unimpaired.

22.	Counterparts. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. The execution of this Assignment may be evidenced by way of a facsimile, portable document format (.pdf) transmission or electronic production or reproduction, photostatic or otherwise, of such party’s or person’s signature, and such portable document format (.pdf), or electronic production or reproduction signature shall be deemed to constitute the original signature of such party or person.

[Signature Page Follows]

[The Remainder of This Page is Intentionally Blank]

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IN WITNESS WHEREOF, this Agreement is executed and agreed to on behalf of the parties by their respective, duly authorized officers or representatives identified below.

COMPANY:

By:	/s/ Scott Mahoney
Name:	Scott Mahoney
Title:	Chief Executive Officer

LICENSEE:

By:	/s/ Tyler B. Wilson
Name:	Tyler B. Wilson, Esq.
Title:	Chief Financial Officer

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Schedule A – Trademarks

Mark	Class Goods/Services	Country	Serial No.	Reg. No.	Owner of Mark	Registration Date
MagneGas	IC 004. US 001 006 015. G & S: Fuel for motor vehicles, namely an oxygen-rich, hydrocarbon-free gas produced as a byproduct of recycling liquid waste such as anti-freeze, oil waste and sewage.	US	78039484	2812824	MAGNEGAS CORPORATION DELAWARE 150 Rainville Road Tarpon Springs Florida 34689	February 10, 2004

MagneGas 2	IC 004. US 001 006 015. G & S: Fuels.	US	86642367	5156799	MAGNEGAS CORPORATION DELAWARE 11885 44th Street North Clearwater Florida 33762	March 7, 2017

mAgnetote	IC 007. US 013 019 021 023 031 034 035. G & S: Portable tank system being a gas welding apparatus and containing a gas used for cutting and welding metal	US	86816532	5157232	MAGNEGAS CORPORATION DELAWARE 11885 44th Street North Clearwater Florida 33762	March 7, 2017

venturi	IC 007. US 013 019 021 023 031 034 035. G & S: machines for gasification, namely, industrial electrochemical reactors for converting liquid waste into gaseous hydrocarbon fuels	US	86454770	4952283	MAGNEGAS CORPORATION DELAWARE 150 Rainville Road Tarpon Springs Florida 34689	May 3, 2016

VENTURI Plasma Arc Flow	IC 008. Machines for producing synthetic gas and decontaminating and sterilizing liquefied waste streams	US	TBD	TBD	Taronis Technologies, Inc. DELAWARE 11885 44 th Street North Clearwater, FL 33762	TBD

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Schedule B – Patents

Serial Number	Date of Filing	Publication Number	Patent Number	Patent or Patent Application Title
09/372,277	8/11/1999		6,183,604	DURABLE AND EFFICIENT EQUIPMENT FOR THE PRODUCTION OF A COMBUSTIBLE AND NON-POLLUTANT GAS FROM UNDERWATER ARCS AND METHOD THEREFOR

09/970,405	10/03/2001	2003/0133855	6,663,752	CLEAN BURNING LIQUID FUEL PRODUCED VIA A SELF-SUSTAINING PROCESSING OF LIQUID FEEDSTOCK

09/896,422	6/29/2001	2002/0004022	6,673,322	APPARATUS FOR MAKING A NOVEL, HIGHLY EFFICIENT, NONPOLLUTANT, OXYGEN RICH AND COST COMPETITIVE COMBUSTIBLE GAS AND ASSOCIATED METHOD

10/008,813	12/07/2001	2003/0106787	6,926,872	APPARATUS AND METHOD FOR PRODUCING A CLEAN BURNING COMBUSTIBLE GAS WITH LONG LIFE ELECTRODES AND MULTIPLE PLASMA-ARC-FLOWS

10/020,091	12/14/2001	2003/0113597	6,972,118	APPARATUS AND METHOD FOR PROCESSING HYDROGEN, OXYGEN AND OTHER GASES

12/828,905	07/01/2010	2012/0000787	8,236,150	PLASMA-ARC-THROUGH APPARATUS AND PROCESS FOR SUBMERGED ELECTRIC ARCS

14/244,229	04/03/2014	2014/0299463	9,700,870	Method and Apparatus for the Industrial Production of New Hydrogen-Rich Fuels

14/288,807	05/28/2014	N/A	9,433,916	Plasma-arc-through Apparatus and Process for Submerged Electric Arcs with Venting

15/230,537	8/08/2016	US 2016-0340790 A1	10,100,416	Plasma-arc-through Apparatus and Process for Submerged Electric Arcs with Venting

15/612,457	6/02/2017	US 2017-0321130 A1	10,100,262	Method and Apparatus for the Industrial Production of New Hydrogen-Rich Fuels

62/542,689	8/08/2017	-	-	System, Method, and Apparatus for Gasification of a Solid or Liquid

15/720,816	9/29/2017	US 2018-0093248 A1	-	Apparatus for Flow-Through of Electric Arcs

16/052,759	8/02/2018	-	-	System, Method, and Apparatus for Gasification of a Solid or Liquid

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